Exhibit 10.16

PROMISSORY NOTE

$552,000.00	Denver, Colorado	Date: June 28, 2013

FOR VALUE RECEIVED, Arête Industries, Inc. (“Maker”) promises to pay to the order of Burlingame Equity Investors Master Fund, LP, whose address is One Montgomery Street, 33rd Floor, San Francisco, CA 94104, the sum of $552,000.00, with interest at the rate of 7% percent per annum, payable as follows: Interest payable on each of the 90th, 180th, 270th and 360th day hereafter. All unpaid interest and principal shall be due 390 days after the date hereof with no prepayment penalty for early payment of principal.

Covenant: Until this Note is paid in full, Maker shall not incur any indebtedness with a maturity of greater than 90 days other than a substitute facility for the Maker’s $1,000,000 of principal due to Apex Financial Services Corp. evidenced by a promissory note. The Holder understands and agrees that the Maker’s obligations to pay the aforesaid indebtedness and any substitutions and extensions therefore, along with the Maker’s existing indebtedness to Pikerni, LLC in the principal amount of $250,000 dated April, 2013 and the Maker’s existing indebtedness to Fairfield Management Group, LLC dated April, 2013 in the principal amount of $100,000 shall be senior in payment and security to this Note.

IT IS AGREED that if this Note is not paid when due or declared due hereunder, or the Maker breaches the foregoing covenant, the entire principal and accrued interest thereon shall draw interest at the rate of 12% percent per annum, and that failure to make any payment of principal or interest when due or a breach by Maker of the foregoing covenant shall cause the entire Note to become due at once, or the interest to be counted as principal, at the option of the holder of this Note. Maker waives presentment for payment, protest, notice of non-payment and of protest of this Note, and if this Note or interest thereon is not paid when due, or suit is brought for collection of this Note after a breach hereof, agrees to pay all reasonable costs of collection, including reasonable fees of attorneys.

Arête Industries, Inc. (“Maker”)

By:	/s/ Nicholas L. Scheidt
Nicholas L. Scheidt, President

Due July 23, 2014